Exhibit 3

CONTRACT BETWEEN SHAREHOLDERS

OF THE COMPANY

PROMOTORA DE INFORMACIONES, S.A.

Madrid, 22 December 2011

Contents

I.	Parties	3

II.	Declarations	7

III.	Clauses	8

1.	Object and Suspensive Condition	8

2.	Configuration of the Syndicate	8

3.	Duration of the Syndicate	9

4.	Domicile of the Syndicate	9

5.	Bodies within the Syndicate. Composition and Functions. Presidency of the Syndicate.	9

6.	Members of the Syndicate who in turn are Directors of the Company	12

7.	Representation and voting at the Company’s General Meeting	12

8.	Restrictions on the transferability of the Syndicated Shares listed in Table A of Appendix 2.1.	13

9.	Inclusion in the Syndicate of Prisa shares	14

10.	Registration and communication of Prisa shares included by the Syndicate	15

11.	Penalty Clause	16

12.	Expenses	16

13.	Communication to the CNMV	16

14.	Applicable law	16

15.	Resolution of disputes/arbitration	16

APPENDIX 2.1 A		18

APPENDIX 2.1 B		18

APPENDIX 9.1		19

APPENDIX 9.2		21

CONTRACT BETWEEN SHAREHOLDERS

Formalized in Madrid on 22 December 2011

I. Parties

The one party:

PROMOTORA DE PUBLICACIONES, S.L., a trading corporation set up for an indefinite period of time under the name Promotora de Publicaciones, S.A., on 30 March 1973, in a deed executed before the Madrid Notary Mr. Ajejandro Bérgamo Llabrés, protocol number 1,428. This company is entered in the Madrid Companies Register, in Volume 3213 general, 1,428 special Section 3 of the Companies Book, sheet 108, page number 23336, 1st entry. It was subsequently converted into a Private Limited Company in the deed executed before the Madrid Notary Mr. José Aristónico García on 19 May 1992, protocol number 2221. This was entered in the Madrid Companies Register, in volume 2809, sheet 53, section 8, page M-48392, 1st entry. It was adapted to the provisions of the Private Limited Companies Law (Law 2/1995) in a deed formalized before the Madrid Notary Mr. José Aristónico García Sánchez on 20 April 1998, protocol number 1222. This was entered in the Madrid Companies Register, in volume 2809, sheet 197, section 8, page M-48392, 21st entry……………………………… Hereinafter “Propu”.

The person appearing on its behalf is Mr. ADOLFO VALERO CASCANTE, of legal age, married, ……….

The other party:

TIMON, S.A., a Trading Company incorporated for an indefinite period of time, formed in the deed formalized before the Notary of Madrid Mr. Alejandro Bérgamo Llabrés on 3 January 1973, protocol number 20. It is entered in the Madrid Companies Register, in volume 3,096 general, 2393 ……….

The person appearing on its behalf is Mr. Ignacio Polanco Moreno, …….

The other party:

ASGARD INVERSIONES S.L.U., a trading corporation set up for an indefinite period of time as a Private Limited Company, under the name LACOTERA DESARROLLO, S.L., in deed no. 26 executed before the Madrid Notary Mr. Federico Garayalde Niño on 8 November 2000. It is entered in the Madrid Companies Register, in Volume 16,122, sheet 146, section 8, page M-273062, dated 30 January 2011, 1st entry. Its company name was changed to its current name in a deed executed before the Madrid Notary Mr. José Aristónico García Sánchez on 13 January 2004, protocol number 44, recorded as entry no. 6 on the page corresponding to the company. Its Tax Identification Code is ……………

The person appearing on its behalf is Mr. Adolfo Valero Cascante, of legal age, married, with ……….

The other party:

LIBERTAS 7 S.A., a trading corporation set up for an indefinite period of time, formed in …….

The person appearing on its behalf is Ms. Elsa Andrés Sanchís, of legal age, a …. national……

The other party:

INVERSIONES MENDOZA SOLANO, S.L., a trading corporation set up for an indefinite period of time, formed in a deed executed on 24 July 2001 before the Madrid Notary Mr. Antonio Crespo Monerri, protocol number 3,286, which was rectified in a deed formalized before the same Notary on 28 September 2001, protocol number 3,807. It is entered in the Madrid Companies Register, in volume 16,850, sheet 19, section 8, page no. 287990. Its corporate domicile is in Majadahonda, Madrid, Carretera El Plantío a Majadahonda 62, and its Tax Identification Code is ….

The persons appearing on its behalf are Mr. Ramón Luis Mendoza Solano, of legal age, married, whose domicile for these purposes is …… Madrid, and Mr. Luis Mendoza Solano, of legal age, married and resident in Madrid ….

The other party:

ASESORAMIENTO BRUCH, S.L., a trading corporation formed for an indefinite period of time, ……

The person appearing on its behalf is Mr. Adolfo Valero Cascante, of legal age, married, with ….

The other party:

EDICIONES MONTE ANETO, S.L. a trading corporation set up for …….

The person appearing on its behalf is Mr. Gregorio Marañón Bertrán de Lis, of legal age, ….

The other party:

JUAN LUIS CEBRIÁN ECHARRI, of legal age, married, resident in Madrid, ….

The other party:

Ms. MARTA VARELA ENTRECANALES, of legal age, a Spanish national ….

The person appearing on her behalf is Mr. Adolfo Valero Cascante, of legal age, married, …

The other party:

ANA VARELA ENTRECANALES, of legal age, a Spanish national ….

The other party:

Mr. ANDRÉS VARELA ENTRECANALES, of legal age, a Spanish national ….

The person appearing on his behalf is Mr. Adolfo Valero Cascante, of legal age, married, …

The other party:

Ms. ISABEL VARELA ENTRECANALES, of legal age, a Spanish national ….

The other party:

Ms. MARÍA CRUZ VARELA ENTRECANALES, of legal age, a …….national ….

The other party:

Mr. MANUEL JOSÉ VARELA ENTRECANALES, of legal age, unmarried, who is resident in ….

The other party:

Mr. MANUEL VARELA UÑA, of legal age, a Spanish national, divorced, …….…

The other party:

Ms. BELÉN CEBRIÁN ECHARRI, of legal age, a widow, domiciled for these purposes in …

The other party:

Mr. RAFAEL CEBRIÁN ARANDA, of legal age, unmarried, domiciled for these purposes in …

The other party:

Ms. REBECA CEBRIÁN TORALLAS, of legal age, unmarried, domiciled for these purposes in …

The other party:

Ms. ELISA ESCRIÑA DE SALAS, of legal age, a widow, domiciled in Madrid, Calle …….

The person appearing on her behalf is Mr. Adolfo Valero Cascante, of legal age, married, ….

The other party:

Ms. ELISA GARCÍA-AÑOVEROS ESCRIÑA, of legal age, married, domiciled in …….

The other party:

Ms. PALOMA GARCÍA-AÑOVEROS ESCRIÑA, of legal age, married, domiciled in ……

The other party:

Mr. JOSE BUENAVENTURA TERCEIRO LOMBA, of legal age, married, domiciled in ….

The other party:

Mr. JESÚS DE LA SERNA Y GUTIÉRREZ REPIDE, of legal age, married under the ….

The other party:

Ms. MARÍA DEL MAR CORTÉS BOHIGAS, of legal age, married under the ….

The other party:

Mr. JOSE MARÍA ARANAZ CORTEZO, of legal age, married, whose domicile for ….

All of the parties and Propu shall be referred to jointly as the “Members”, any individual one of them being referred to separately as a “Member”, or as “Syndicated shareholders” or a “Syndicated shareholder”, respectively.

II. Declarations

I. On 21 May 1992, the initial participation-holders of Propu signed a participation-holders’ agreement under which (i) such participation-holders contributed the shares held by them in the company Promotora de Informaciones, S.A. (hereinafter the “Company” or “Prisa”) to Propu, and (ii) which regulated their relations as participation-holders of Propu, and indirectly as shareholders of the Company (the “Participation-holders’ Agreement”). Other participation-holders have subsequently joined Propu. They have all signed the Participation-holders’ Agreement, and the entire capital of Propu is therefore bound by the terms of the Participation-holders’ Agreement.

II. That the descendants of Mr. Jesús Polanco Gutiérrez and other members of the Polanco family who signed the participation-holders’ agreement which was communicated to the National Securities Market Commission (NSMC) on 14 August 2007 are, through Rucandio, the ultimate controlling participation-holders of Propu, and therefore of the Company, pursuant to the definition established in the legislation governing Public Takeover Bids (the “Control”).

III. That the Propu Board of Directors has been preparing the so-called “Reversion Plan”, the purpose of which is to replace the indirect ownership of stakes in the share capital of Prisa, corresponding to those shareholders who request such replacement, with a direct holding in its capital, without altering the Control. To this end, the Extraordinary General Meeting of Propu held on 22 July 2011 resolved to acquire the participations of the Propu participation-holders who request such action, handing over to them in exchange shares and warrants in the Company, in the proportions corresponding to them based on their percentage stakes in the capital of Propu, with the Control being maintained uninterruptedly (the “Reversion Plan”).

IV. In the aforementioned General Meeting, the Propu participation-holders who are to exchange their participations in Propu for shares and warrants in Prisa were identified, with such participation-holders declaring their intention to maintain the syndication agreement with those Propu participation-holders who are to remain as such and therefore shall not be exchanging their participations in such company. All those participation-holders who have expressed their wish to remain bound shall sign the Contract prior to execution of the exchange of participations in Propu for shares and warrants in the Company, so that they come to be classed as Syndicated Shareholders.

V. The wish of the Members is that the legal relations established by virtue of the Participation-holders’ Agreement should be adapted – without any alteration to their essential nature – to the fact that their interests in the Company come to be owned directly, rather than indirectly through Propu, as had been the case to date; for this reason, they have agreed upon the execution, in conjunction with Propu, of this contract.

In the light of the above, the Parties agree to sign this contract between shareholders (the “Agreement”) which shall be subject to the following

III. Clauses

1. Object and Suspensive Condition

1.1. The object of this Agreement is:

(i) the syndication of the votes of certain of the Company’s shareholders, and the formalisation of certain commitments to remain as shareholders of the Company, in such a way that – for the period of time established in the Agreement at least – there is guaranteed unity in the exercising of voting rights by the subscribing shareholders; and

(ii) to regulate the actions of the shareholders by which the Agreement is signed – i.e. of the Syndicated Shareholders – ensuring that they act in unity and consensus, thus guaranteeing that a common, stable voting policy is maintained within the Company.

1.2. The effectiveness of this Agreement shall be conditional upon actual execution – entire or partial – of the exchange of participations in Propu for shares and warrants in Prisa, as agreed in the General Participation-holders’ Meeting of Propu held on 22 July 2011; it shall therefore come into force, in the same single act, with the execution of the first deed formalizing the acquisition of Propu participations in exchange for Prisa shares and warrants, as envisaged in the said General Meeting.

2. Configuration of the Syndicate

2.1. Company shares

Each of the Members shall be the holder, at the time of the transfer of the Prisa shares in accordance with the resolutions of the Propu General Meeting held on 22 July 2011, of the company Shares indicated in Appendix 2.1.A. Similarly, the Members are the owners, other than by virtue of a reduction of capital, of the shares and warrants indicated in Appendix 2.1.B. The shares described in Tables A and B of Appendix 2.1., together with any shares which the Members may include in the Syndicate in the future, shall be referred to hereinafter as the “Syndicated Shares”). Some Members are the direct or indirect owners of other Prisa shares which are not mentioned in Appendices 2.1.A. and 2.1.B, and which are therefore not included in the Syndicate and, accordingly, shall not be regarded as Syndicated Shares for the purposes of this Agreement.

Initially, the Syndicated Shares shall comprise a total of 148,520,746 shares in the Company, which is equivalent, at the date on which this Agreement is signed, to 17.5171% of its share capital and to 32.4248% of voting rights in the Company, according to the breakdown which is provided in Appendix 2.1.

The Members, by means of this Agreement, syndicate and group together the voting rights and other political rights inherent in their respective Syndicated Shares, in such a way that these rights are exercised in a concerted manner, in the way decided by a syndicate in accordance with the terms of this Agreement (the “Syndicate”).

The members of the Syndicate undertake, definitively and irrevocably, to vote in the way agreed upon by the Syndicate in accordance with the stipulations of clauses 5.2 and 5.3.

All matters which, for any reason or on any grounds, are included in the Agenda of General Meetings shall be subject to common agreement.

2.2. Warrants in the Company

The Members are also the titleholders of warrants in the Company, for the amounts indicated, respectively, in Appendix 2.1.A.

The Members are free to exercise or transfer their warrants in the Company at the time and in the manner which they consider fitting, and may voluntarily include under the Agreement the Company shares subscribed as a result of the exercising of warrants.

3. Duration of the Syndicate

3.1. This Agreement shall remain in force up to 30 September 2014 and shall be extendible by successive periods of three (3) years for all those Members who do not communicate in writing - at least six (6) months in advance of the expiry date of the initial term or of the respective extensions to it - their wish to withdraw from it.

4. Domicile of the Syndicate

4.1 The domicile of the Syndicate shall be that of the shareholder with the largest proportional stake in it. The initial domicile of the Syndicate is therefore established as being Calle Méndez Nuñez 17, 28014 Madrid.

5. Bodies within the Syndicate. Composition and Functions. Presidency of the Syndicate.

5.1. The following bodies shall exist within the Syndicate:

(i) the Assembly of Syndicated Shareholders; and

(ii) the Assembly Management Board.

5.2 The Syndicate Assembly:

The competence of the Syndicate Assembly shall extend to the following matters:

(i) Agreement as to the way in which the votes corresponding to the Syndicated Shares should be cast at the Company’s General Meeting in respect of those matters on which an opinion is to be expressed, and matters submitted to it for consideration by the Management Board, without prejudice to the exception envisaged in Clause 5.3 below which is to apply in situations of urgency.

(ii) The dismissal and appointment of Members of the Management Board and of its President.

(iii) The expression of its opinion in relation to possible defaults on this Agreement and, where appropriate, on the application of the penalty clause established.

(iv) The acceptance of new Members of the Syndicate, without prejudice to the provisions of Clause 9 below.

The Assembly is to be called by the Management Board, following a proposal made by the President, when it is necessary to submit to the Assembly any questions falling within the scope of its competence. In addition, the Management Board shall be required to call an Assembly of the Syndicate when a request to this effect is made by Syndicate Members representing at least five per cent (5%) of the Syndicated Shares.

The Assembly is to be called by means of individual letters sent to each of the Syndicate Members at the domiciles which they have indicated, as reflected in Appendix 2.1 of the Agreement.

The rules to be applied in determining the attendance quorum and the majorities required for the passing of resolutions by the Syndicate shall be the same as those applicable to a private limited company, pursuant to the currently applicable Capital Corporations Law, as worded at the date of this Agreement.

The number of votes corresponding to each Syndicate Member shall be equal to the number of Syndicated Shares each one owns, either directly or indirectly, at the date on which the Assembly is held; votes must be cast unanimously and in the same way for all Syndicated Shares held, either directly or indirectly.

The Management Board shall be required to propose to the Assembly the way in which the Syndicate is to vote, as resolved upon by such Board, and the Assembly must express its agreement or disagreement with such proposal.

Resolutions passed by the Assembly shall be binding for all Syndicate members, including those who voted against the resolution and those who did not attend the meetings.

The President and Secretary of the Management Board shall act as President and Secretary of the Assembly.

5.3 The Syndicate Management Board

The Management Board is to be made up of 10 members, which must be Syndicated shareholders or members of the administrative bodies of Syndicated Shareholders when these are legal entities. The Management Board shall appoint a Secretary who need not necessarily be a Management Board member; if he/she is not a Management Board member, he/she shall be entitled to speak at meetings of such Board, but not to vote. The Management Board shall reflect the composition of the Syndicate, in such a way that the controlling shareholders, as described in Declaration II, insofar as they hold a majority of voting rights in the Assembly, shall appoint a majority of the Management Board members.

Initially, the Membership of the Management Board shall be as follows:

President:	Mr. Ignacio Polanco Moreno

Board member:	Mr. Adolfo Valero Cascante

Board member:	Mr. Diego Hidalgo Schnur

Board member:	Mr. Juan Luis Cebrián Echarri

Board member:	Mr. Emiliano Martínez Rodríguez

Board member:	Mr. Ramón Mendoza Solano

Board member:	Libertas 7, S.A. (represented by Ms. Agnes Noguera)

Board member:	Mr. Borja Pérez Arauna

Board member:	Mr. Manuel Varela Uña

Board member:	Mr. Manual Polanco Moreno

Secretary:	Mr. Bernardo García Granda

The functions of the Management Board shall be as follows:

(i) To decide upon the proposal to be submitted in each case to the Assembly regarding the way in which the Syndicate is to vote at the Company’s General Meeting.

(ii) To decide upon the way in which the Syndicate is to vote at the Company’s General Meeting in those cases in which, for reasons of urgency or other reasons, it is not possible, or is not considered appropriate, to submit the matter in question to be resolved upon by the Syndicate Assembly. In each specific case, it shall be up to the President of the Management Board to decide whether there is sufficient reason not to submit the matter in question to be decided upon by the Assembly.

(iii) To ensure that the terms of this Agreement are adhered to, particularly in relation to the syndication of voting rights, as envisaged herein.

(iv) To call meetings of the Syndicate Assembly.

(v) To make recommendations and provide information to the Syndicate Assembly regarding all matters submitted to it for consideration.

(vi) To control and manage the mechanisms in place to restrict the transfer of Syndicated Shares.

(vii) To receive communications from the Syndicated Shareholders informing it of any circumstance which may affect their participation in the Syndicate Assembly (a change of domicile, the inclusion of new Shares under this Agreement, the sale or exercising of warrants, etc.).

(viii) To receive advice from lawyers or other external professionals whenever they consider this appropriate.

(ix) To appoint and dismiss the Secretary of the Management Board.

(x) To authorize the inclusion within the Syndicate of new shares, in accordance with the stipulations of Clause 9.2.

(xi) To update Appendix 2.1 to this Agreement to reflect the Members which, at each given moment in time, form part of the Syndicate and the number of Syndicated Shares.

(xii) Any other matters submitted or entrusted to it by the Syndicate Assembly.

(xiii) To determine and control the Syndicate’s expenses and costs, which are to be charged on to the Members in proportion to their respective stakes. The Syndicate’s expenses and costs shall be restricted to those which are reasonably considered necessary for the smooth running of the Syndicate and of interest for its Members.

The President of the Management Board shall act, in turn, as President of the Syndicate and shall at all times represent the Syndicated Shares vis-à-vis the Company.

The President shall be required to call a meeting of the Management Board whenever he/she considers this advisable, and whenever (i) a General Meeting of the Company has been called or (ii) when a request to this effect is presented by at least two members of the Management Board. It shall also be up to the President to propose to the Management Board the way in which the Syndicate is to vote at the Company’s General Meeting.

The Management Board shall be considered validly assembled when the meeting is attended - either in person or through representation by another Management Board member - by half plus one of its members, and its resolutions shall be required to be passed by an absolute majority of members attending. In the event of a tie in voting, the President shall have the casting vote.

Appointments as member of the Management Board shall have a duration of three years, extendible by successive three (3) year periods for as long as this Agreement remains in force.

6. Members of the Syndicate who in turn are Directors of the Company

6.1. The presence and actions of Syndicate Members in the Company’s administrative body are considered compatible and consistent with the aims and principles on which the Syndicate is based. Syndicate Members who in turn are directors of the Company shall perform the functions of their office in accordance with currently applicable legal provisions and shall ensure that their actions are concordant with the Company’s internal rules, codes and regulations.

7. Representation and voting at the Company’s General Meeting

7.1. All Syndicate Members shall be under the obligation to exercise unanimously the voting rights corresponding to the Syndicated Shares. In this connection, the Syndicated Shareholders accept the following terms:

(i) That the representation of the Syndicate at the Company’s General Meeting, for the purpose of casting votes and exercising voting rights, shall correspond to the President of the Syndicate’s Management Board, the Syndicated Shareholders undertaking to formalise specific powers of attorney for each of such Meetings when a resolution to this effect has been passed by the Syndicate Assembly. This obligation shall apply to all the Syndicated Shareholders, irrespective of whether they voted in favour or against the motion or abstained or did not participate in the Syndicate Assembly, as if the decision had not been subjected to voting by the Assembly in accordance with the provisions of Clause 5.3 of the Agreement.

(ii) In cases in which the Syndicate Assembly resolves that it is not appropriate to grant special powers to the President of the Management Board to represent the Members at the Company’s General Meeting, they agree that all the votes corresponding to the Syndicated Shares shall be cast in General Meetings unanimously and, specifically, in the manner resolved upon by the Syndicate in accordance with the provisions of Clause 5 above.

7.2. For the purposes envisaged in Clause 7.1(i), in the event that the President is unable, temporarily or provisionally, to attend the Company’s General Meeting, he/she shall be replaced by the Member designated in each case by the President; in the event of the President having designated no replacement, he/she shall be replaced by Mr. Adolfo Valero Cascante.

8. Restrictions on the transferability of the Syndicated Shares listed in Table A of Appendix 2.1.

8.1. As Members of the Syndicate, the holders of the Syndicated Shares listed in Table A of Appendix 2.1. undertake to maintain ownership of them for as long as they continue to form part of the Syndicate.

8.2. The transfer in inter vivos transactions - whether gratuitous or for valuable consideration - of the Syndicated Shares listed in Table A of Appendix 2.1. shall be unrestricted only in the following cases:

(i) transfers made to spouses, ascendants or descendent relatives of the Member;

(ii) transfers made to an investee company which is more than 50% owned by at least one Syndicated Member; and

(iii) transfers made to companies of the same group as the transferring Member or to ultimate beneficiaries of the Syndicated Shares which control (within the meaning of Article 42 of the Code of Commerce) the transferring Member at the date on which this Agreement is signed, or which acquire such control in the future as envisaged in this Clause 8.2;

provided that, in each case: (a) the transfer is notified to the Management Board both beforehand and subsequently and (b) the acquirer, either prior to the acquisition of the shares or in simultaneity with it, subscribes this Agreement, expressly and in writing.

8.3 The mortis causa transfer of the Syndicated Shares listed in Table A of Appendix 2.1. shall be unrestricted only if the heirs or beneficiaries subscribe to this Agreement, expressly and in writing.

8.4 Similarly, in the event of dissolution of any of the legal entities by which this document is signed, the persons who succeed to the ownership of the Syndicated Shares shall be subject to this commitment in the same terms.

8.5 The above notwithstanding, Members of the Syndicate who transfer any shares in the Company which they own shall be under the obligation to notify the acquirers of the existence of this document, so that such acquirers – whether in inter vivos or mortis causa transactions – subscribe to this Agreement.

8.6 Without prejudice to the provisions of Clauses 8.1 to 8.3 above, Propu shall be authorized to transfer its shares in the Company at any point in time during the term of this Agreement. However, in the event of Propu deciding to sell securities in the Company held by it or which may come to be held by it, the Syndicate acknowledges indefinitely and irrevocably the right of current and future Members who subscribe or may come to subscribe this document, to opt to sell their securities in that same transaction, to the same buyers, at the same price, and under the same conditions. Should such a situation arise, Propu shall issue a formally certified notification to the members of the Syndicate at least 30 calendar days prior to the date set for the purchase/sale, specifying the name and address of the buyers, the price, and other terms of the operation.

9. Inclusion in the Syndicate of Prisa shares

The shareholders of Propu who subscribe to the Reversion Plan may, at any time up to (or on) the date on which the exchange of their Propu participations for shares and warrants in the Company is executed, subscribe this Agreement in order to continue syndicating, either wholly or in part, the shares in the Company which they receive, thus maintaining their link with the group in Control of Prisa. Their subscription of this Agreement is to be formalized through the signing of a declaration in the terms envisaged in Appendix 9.1 of this Agreement. Such declaration is to be sent to the Syndicate’s domicile within the aforementioned period.

9.2 Similarly, the Syndicate Members may, subject to notification and authorization by the Management Board, include under this Agreement shares in the Company of which they are already the holders but which are not classed as Syndicated Shares for the purposes of this Agreement, or which they may acquire at any point in time, either through the exercising of the warrants they have acquired as a result of the execution of the Reversion Plan or by any other means. They shall be required, for this purpose, to sign a declaration in the terms envisaged in Appendix 9.2 of this Resolution and to send such declaration to the Syndicate’s domicile.

10. Registration and communication of Prisa shares

10.1 In order to determine and communicate to the Comisión Nacional del Mercado de Valores (National Securities Market Commission) (the “NSMC”) the percentage of voting rights purportedly attributable to the controlling shareholders, as described in Declaration II in application of the provisions of the legislation on public takeover bids (the “Attributable Holding”), the Syndicate Members shall be required to communicate to the Syndicate at the time of signing this Agreement (i) their holding, both direct and indirect, in the share capital of Prisa and (ii) the voting rights attributed to them, either because such rights correspond to them directly, or because they belong to companies of their group or to directors of companies of their group appointed by such group, or because any of the situations envisaged in this respect in Article 5 of the Royal Decree on Public Takeover Bids is applicable. This information, together with the contract subscribed, is to be sent to the CNMV and to Prisa immediately after the signing of the contract.

10.2 In order to keep updated the information on the Attributable Holding, the following information and communication regime for Syndicate Members is established:

a) Periodic information: Within a period of 15 days counted as from the end of each calendar quarter, the Syndicate Members shall be required to communicate to the Syndicate any change which may have taken place in their direct or indirect holding in Prisa, and the voting rights in Prisa which are attributed to them in accordance with the provisions of the preceding section. Non-communication shall be interpreted as confirmation by the Member in question that there has been no change in his/her/its holding in Prisa and in the voting rights attributed to him/her/it.

b) Information on operations based on amount: In addition, the Syndicate Members shall be required to communicate to the Syndicate at the earliest possible opportunity modifications in their holdings and voting rights attributed to them, in accordance with the above provisions, which imply an increase or decrease of 0.3% to voting rights in Prisa in relation to their previous holding. The increase or decrease is to be calculated in absolute terms, i.e. discounting transfers from acquisitions and/or vice versa.

10.3 The Syndicate shall keep a Register of Syndicate Members in which it shall record (i) the ownership of Syndicated Shares, (ii) where appropriate, their encumbrance with any real rights or charges and (iii) the rights in Prisa , both syndicated and not syndicated, which are attributed to the Syndicate Members, so that it is possible to ascertain at any given moment in time the Attributable Holding. This information shall be at the disposal of the Prisa controlling shareholders so that they can comply with all their reporting obligations vis-à-vis the CNMV, in their capacity as such, and so that they can respond to any information requests made by such Commission in respect of the Attributable Holding or other matters.

10.4 The Syndicate shall be required to inform the CNMV, with the frequency established in Clause 10.2, of any variations that there may be to the number of Syndicated Shares and voting rights in Prisa which are to be attributed to the controlling shareholders.

11. Penalty Clause

11.1 In the event of default by any of the Syndicate Members on any of the obligations envisaged herein, the other Members, in the terms envisaged in section 5 above, shall be able to demand that the defaulting party pay a charge by way of contractual penalty, which shall not be in lieu of compensation for damages; the defaulting party may be required, cumulatively, both to fulfil the obligation and to pay the penalty. The holdings corresponding to the defaulting Member shall not be computed when determining the quorum required for the Assembly nor when calculating the majority required for the passing of resolutions by it.

11.2 The aforementioned penalty shall consist, at the election of the Syndicate, of: (i) the payment of an amount equal to ten per cent (10%) of the average weighted listed price of the Company’s shares over the last 20 sessions preceding the date on which the Assembly which establishes the existence of the default takes place, multiplied by the number of Syndicated Shares held by the defaulting Member when he/she/it committed the default which has given rise to the imposition of the penalty; or (ii) an amount of 100,000 € for each default.

12.	Expenses

12.1 The Syndicate Members shall be under the obligation to pay such expenses as may, following approval by the Management Board pursuant to section 5.2(xi) above, be charged to them by such Board. In the event of failure to pay these expenses, the amount owed shall accrue interest at the legal interest rate, and in the event of three (3) months elapsing as from the date on which the payment should have been made, the Syndicated Shareholder shall loose his/her/ its voting right at the Syndicate Assembly, although all his/her/its other obligations under the Agreement shall remain in force.

13. Communication to the CNMV

This Agreement is to be communicated to the Comisión Nacional del Mercado de Valores (“CNMV”), published as a “significant event”, and filed with the Companies Registry in accordance with the provisions of Article 519 of the Capital Corporations Law.

14. Applicable law

14.1 This Agreement shall be subject to Spanish law.

15. Resolution of disputes/arbitration

15.1 The Members agree that any litigation, dispute, question or claim resulting from the performance or interpretation of this Agreement or relating to it, either directly or indirectly, shall be definitively resolved through arbitration by the Civil and Mercantile Arbitration Court (CMAC), to which the administration of the arbitration procedure and the appointment of the arbitrators is entrusted, in accordance with such Court’s Regulations and Statutes. The Members undertake to accept and to abide by the arbitrators’ decision.

15.2 The Members expressly waive their own codes of law and agree that any dispute which cannot, under applicable legislation, be resolved by the Members, or is excluded from arbitration or subject to restrictions in this respect, and which therefore cannot be regulated by this arbitration clause, shall be referred to the courts and tribunals of the City of Madrid, Spain.

LIST OF APPENDICES

Appendix 2.1A List of Members and Syndicated Shares

Appendix 2.1B Securities obtained other than under the Framework Agreement

Appendix 9.1 Standard declaration of subscription to the Agreement

Appendix 9.2 Standard declaration of inclusion of shares

Appendix 2.1 A

LIST OF MEMBERS AND SYNDICATED SHARES

Member	Number of shares in Prisa	% voting rights shares in Prisa	Nº warrants in Prisa
LIBERTAS 7 S.A.	9.197.606	1,707	13.211.254
INVERSIONES MENDOZA SOLANO	4.698.420	0,872	6.748.714
ASESORAMIENTO BRUCH	977.399	0,181	2.807.832
MANUEL VARELA UÑA	179.477	0,033	257.797
MANUEL JOSE VARELA ENTRECANALES	225.282	0,042	647.180
MARIA CRUZ VARELA ENTRECANALES	225.282	0,042	647.180
MARTA VARELA ENTRECANALES	225.282	0,042	647.180
ANA VARELA ENTRECANALES	225.282	0,042	647.180
ANDRES VARELA ENTRECANALES	450.563	0,084	647.180
ISABEL VARELA ENTRECANALES	225.282	0,042	647.180
EDICIONES MONTE ANETO	374.863	0,070	538.445
JUAN LUIS CEBRIAN ECHARRI	29.531	0,005	42.418
BELEN CEBRIAN ECHARRI	25.372	0,005	36.444
RAFAEL CEBRIAN ARANDA	3.639	0,001	5.228
REBECA CEBRIAN TORALLAS	3.639	0,001	5.228
JOSE BUENAVENTURA TERCERIRO LOMBA	212.440	0,039	305.144
JESUS DE LA SERNA Y GUTIERREZ RÉPIDE	167.934	0,031	241.218
MARIA DEL MAR CORTÉS BOHIGAS	158.888	0,029	228.223
ELISA ESCRIÑA DE SALAS	39.306	0,007	56.458
ELISA GARCIA AÑOVEROS	4.575	0,001	6.572
PALOMA GARCIA AÑOVEROS	4.575	0,001	6.572
JOSE MARIA ARANAZ CORTEZO	6.967	0,001	10.007
JAIME GARCIA AÑOVEROS	4.575	0,001	6.572
TERESA CEBRIAN ARANDA	3.639	0,001	5.228
JUAN CEBRIAN TORALLAS	3.639	0,001	5.228
EVIEND S.A.R.L.	7.699.818	1,429	14.216.899
JURATE INVERSIONES S.L.	215.247	0,040	309.177
SUBTOTAL	25.588.522	4,750
PROMOTORA DE PUBLICACIONES S.L.	77.248.921	14,339	27.947.974
TOTAL	102.837.443	19,089

Appendix 2.1 B

OTHER SYNDICATED SHARES

Member	Number of shares in Prisa	% voting rights in Prisa	Nº warrants in Prisa
TIMÓN S.A.	7.928.140	1,472	8.720.954
ASGARD INVERSIONES	17.487.164	3,246	9.467.928

TOTAL	25.415.304	4,718

TOTAL SYNDICATE 2.1.A +2.1.B	128.252.747	23,807

Share capital/ in Prisa at 14/02/12: 92.286.152,40 €

Voting rights in Prisa at 14/02/12: 538.726.736

APPENDIX 9.1

DECLARATION OF SUBSCRIPTION TO THE AGREEMENT

[name or company name of the Propu participation-holder who adheres to the Agreement] (the “Participation-holder”), [Alternative A: of legal age, [marital status]1, of [*] nationality, domiciled in [*] and with National Identification Document no. [*] / Alternative B: a company formed in accordance with [    ] legislation, entered in [    ], domiciled in [*] and with Tax Identification Number / Foreign Resident Identification no. [*], represented by Mr./Ms. [*], with National Identification Document / passport no. [*], [details of power of attorney]

DECLARES

1. That the Participation-holder (i) is, or has been up to the date on which this declaration is signed, a participation-holder of Promotora de Publicaciones, S.L., (ii) has adhered to the Reversion Plan described in declaration VI of the contract between Shareholders (the “Contract between Shareholders”) of Promotora de Informaciones, S.A. the (“Company”) and (iii) that by virtue of the Reversion Plan, he/she/it is to acquire the shares and warrants in the Company which are described below:

*	[*] shares in the Company (the “Shares”);

*	[*] warrants in the Company; and

2. That the Participation-holder has reviewed the Contract between Shareholders, is aware of all the terms and conditions of such Contract, and meets all the requirements established in it to be able to sign the Contract between Shareholders and syndicate the Shares in the terms envisaged in it.

3. That the Participation-holder wishes to subscribe the Contract between Shareholders and to syndicate [all / [*]] of its Shares (the “Participation-holder’s Syndicated Shares), and to this end he/she/it

AFFIRMS

[1]

If the participations corresponding to the Propu participation-holder who subscribes the Agreement are owned by him/her under the joint marital property regime, the declaration must also be signed by his/her spouse.

1. That he/she/it subscribes, unconditionally, fully, definitively and irrevocably the Contract between Shareholders, syndicating the Syndicated Shares of the Participation-holder in the terms envisaged in it.

II. That he/she/it gives as his/her/its domicile to be used for notification purposes, in relation to the Contract between Shareholders and the Syndicate, the following address: [*]

In witness whereof this declaration of adherence is signed in [*] on [*][*] 2011.

(Participation-holder’s signature)

APPENDIX 9.2

DECLARATION OF INCLUSION OF SHARES

[name or company name of the Propu participation-holder who adheres to the Agreement] (the “Member”), [Alternative A: of legal age, [marital status]2, of [*] nationality, domiciled in [*] and with National Identification Document no. [*] / Alternative B: a company formed in accordance with [    ] legislation, entered in [    ], domiciled in [*] and with Tax Identification Number / Foreign Resident Identification number [*], represented by Mr./Ms. [*], with National Identification Document / passport no. [*], [details of power of attorney]

DECLARES

1. That the Member, on [*], signed the contract between shareholders (the “Contract between Shareholders”) of Promotora de Informaciones, S.A. (the “Company”).

2. That it is the owner of [*] shares in the Company [deposited in securities account no. [*] corresponding to the entity [*]] (the “Shares”).

3. That in accordance with the provisions of Clause 9.2 of the Contract between Shareholders’, the Member wishes to include [the Shares / [*] of the total Shares held] (the “New Syndicated Shares”) in the Syndicate envisaged in the Contract between Shareholders; and to this end he/she/it

AFFIRMS

I. That, subject to authorization by the Management Board, he/she/it subscribes, fully, definitively, and irrevocably, the Contract between Shareholders, syndicating the New Shares syndicated and assuming in respect of such Shares the obligations envisaged in the Contract between Shareholders in relation to the Syndicated Shares.

II. That he/she/it requests that the Syndicate Management Board authorize the adherence requested above, and if it gives its authorization, that it enter the Shares in the Register of Syndicated Shareholders.

In witness whereof, this declaration of adherence is signed in [*] on [*][*] 2011.

[Shareholder’s signature]

[2]	If the Company shares included under the Agreement are owned by him/her under the joint marital property regime, the adherence document must also be signed by his/her spouse.